Exhibit 99.1

Genie Energy Ltd. Reports Second Quarter 2017 Results

NEWARK, NJ — August 3, 2017: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported second quarter 2017 revenue of $52.2 million and a net loss attributable to common stockholders of $11.8 million -- $0.50 per basic and diluted share -- including a $9.0 million legal accrual.

2Q17 OPERATIONAL AND FINANCIAL HIGHLIGHTS

●	Genie Retail Energy (GRE) accelerated its organic customer growth, adding twelve thousand meters and two thousand RCEs, respectively, compared to March 31, 2017;

●	GRE increased revenue to $52.2 million from $44.6 million (+17.2%) in 2Q16. 2Q17 was GRE’s fifth consecutive quarter of year-over-year revenue increases;

●	GRE accrued $9.0 million related to an agreement to settle class action lawsuits stemming from the polar vortex of 2013-2014. The agreement is subject to approval by the court;

●	GRE reported a loss from operations of $8.2 million and negative Adjusted EBITDA* of $7.6 million including the impact of the $9.0 million legal accrual. In 2Q16, income from operations and Adjusted EBITDA* were $5.2 million and $5.3 million, respectively;

●	Management believes GRE is well-positioned to deliver strong performance in the second half of 2017 and expects GRE to generate between $20 million and $25 million in Adjusted EBITDA* for all of 2017, exclusive of the $9 million legal accrual;

●	In Israel, Genie Energy’s Afek subsidiary expects to resume drilling its Ness 10 exploratory well in the Northern region of its license area shortly;

●	Genie Energy's Board of Directors has declared a quarterly dividend of $0.075 per share on Genie Energy's Class A and Class B common stock to be paid on or about August 25, 2017.

COMMENTS OF HOWARD JONAS, CHAIRMAN AND CEO OF GENIE ENERGY

“During the second quarter, we took significant steps to accelerate Genie Retail Energy’s long-term growth trajectory. We invested successfully in new meter acquisitions – adding 12,000 net meters while continuing to diversify our meter base. Following the quarter close, we formed a joint venture to enter our first international market – Great Britain - with over 50 million addressable electricity and gas meters. We also reached a preliminary agreement to settle the class-action lawsuits related to the 2013-2014 polar vortex. A final settlement would remove a source of uncertainty as we pursue exciting growth opportunities ahead. In Israel, Afek is preparing to resume drilling the Ness 10 exploratory well in the Northern portion of our license area after an unexpected delay.”

CONSOLIDATED RESULTS

$ in millions, except EPS	2Q17	1Q17	2Q16	2Q17-2Q16 Change (%/$)
Revenue**	$52.2	$69.4	$44.6	+17.2%
Gross profit	$13.4	$23.6	$18.1	(26.3)%
Gross margin percentage	25.6%	34.0%	40.7%	(1510) BP
SG&A expense (including stock-based compensation)	$24.7	$18.8	$15.9	+55.3%
Stock-based compensation	$1.1	$1.2	$1.1	+1.3%
Research and development expense	-	-	$0.1	$(0.1)
Exploration expense***	$1.0	$0.9	$1.4	(33.3)%
(Loss) income from operations	$(12.3)	$4.0	$1.9	$(14.2)
Adjusted EBITDA*	$(10.6)	$5.7	$1.9	$(12.5)
Net (loss) income attributable to Genie Energy common stockholders	$(11.8)	$3.1	$2.4	$(14.2)
Diluted (loss) earnings per share attributable to Genie Energy common stockholders	$(0.50)	$0.13	$0.10	$(0.60)
Capitalized exploration costs	$2.2	$1.1	$4.7	$(2.5)
Net cash (used in) provided by operating activities	$(6.9)	$3.6	$4.2	$(11.1)

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measures at the end of this release for an explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Revenue and cost of revenue were adjusted in the amount of $0.6 million in 2Q16 for a correction in treatment of gross receipt tax that was previously recorded as a reduction in electricity revenue. Also, cost of revenue in 2Q16 was increased in the amount of $0.7 million that previously was recorded as prepaid expense.

*** Genie Energy’s Afek Oil & Gas subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At June 30, 2017, Genie Energy had $121.2 million in total assets, including $35.2 million in cash, cash equivalents and restricted cash (short and long term). Liabilities totaled $52.3 million, and working capital (current assets less current liabilities) totaled $39.6 million.

Genie Energy’s net cash used in operating activities in 2Q17 was $6.9 million compared to net cash provided by operating activities of $4.2 million in the year ago quarter. Cash expenditures were driven in part by working capital requirements at Town Square.

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DIVIDEND ON GENIE ENERGY COMMON STOCK

On August 2, 2017, Genie Energy's Board of Directors declared a 2Q17 dividend of $0.075 per share of Class A and Class B common stock with a record date of August 15, 2017. The dividend will be paid on or about August 25, 2017. The ex-dividend date will be August 11, 2017. The distribution will be treated as a return of capital for income tax purposes.

RESULTS BY SEGMENT

$ in millions	2Q17	1Q17	2Q16	2Q17-2Q16 Change (%/$)
Genie Retail Energy
Total revenue**	$52.2	$69.4	$44.6	+17.2%
Electricity revenue**	$45.0	$52.5	$38.3	+17.4%
Natural gas revenue	$6.8	$16.5	$5.8	+17.5%
Other revenue	$0.4	$0.5	$0.5	(4.1)%
Gross profit	$13.4	$23.6	$18.1	(26.3)%
Gross margin percentage	25.6%	34.0%	40.7%	(1510) BP
SG&A expense	$21.5	$15.9	$12.9	+66.2%
(Loss) income from operations	$(8.2)	$7.7	$5.2	$(13.4)
Adjusted EBITDA*	$(7.6)	$8.3	$5.3	$(12.9)

Afek
G&A expense	$0.4	$0.4	$0.4	(0.3)%
Exploration expense***	$1.0	$0.9	$1.4	(33.3)%
(Loss) from operations	$(1.3)	$(1.3)	$(1.8)	+$0.5
Adjusted EBITDA*	$(1.2)	$(1.3)	$(1.8)	+$0.6
Capitalized exploration costs***	$2.2	$1.1	$4.7	$(2.5)

GOGAS
G&A expense	$0.1	$0.1	$0.3	(72.3)%
Research and development expense	-	-	$0.1	($0.1)
(Loss) income from operations	$(0.1)	$(0.1)	$0.8	$(0.9)
Adjusted EBITDA*	$(0.1)	$(0.1)	$(0.4)	+$0.3

Corporate
G&A expense	$2.8	$2.4	$2.3	+21.0%
Non-cash compensation in G&A	$1.0	$1.1	$1.0	(0.6)%
Loss from operations	$(2.8)	$(2.4)	$(2.3)	$(0.5)
Adjusted EBITDA*	$(1.7)	$(1.3)	$(1.3)	$(0.4)

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Genie Retail Energy

Genie Retail Energy – 2Q17 Results of Operations

Genie Retail Energy’s customer base as measured in residential customer equivalents (RCEs) increased to 289,000, while meters served increased to 430,000, at June 30, 2017 compared to June 30, 2016. The increases in both RCEs and meters served primarily reflected strong new meter acquisition performance in the territories GRE entered through the acquisition of Town Square Energy in November of 2016.

RCEs and Meters at End of Quarter (in thousands)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Electricity RCEs	219	220	218	174	172
Natural gas RCEs	70	67	65	67	67
Total RCEs	289	287	283	241	239

Electricity meters	317	307	296	263	268
Natural gas meters	113	111	116	120	122
Total meters	430	418	412	383	390

Gross meter acquisitions in 2Q17 increased to 98,000 from 58,000 in the year ago quarter. Meters enrolled in offerings with fixed rate characteristics constituted approximately 29% of GRE’s electric load during June 2017 compared to 15% of GRE’s electric load during June 2016.

GRE’s average monthly customer churn increased to 6.3% in 2Q17 from 5.8% in the year ago quarter, and from 6.1% in 1Q17. The increase reflects the higher rate of gross customer additions in recent quarters as well as the expiration of an aggregation deal in Illinois.

As in prior quarters, GRE generated all of Genie Energy’s revenue and gross profit.

GRE’s revenue increased to $52.2 million in 2Q17 (including a revenue reduction of $3.6 million for estimated payments as a result of the expected legal settlement) from $44.6 million in 2Q16 on increased sales of both electricity and natural gas.

Electricity revenue increased to $45.0 million in 2Q17 from $38.3 million in 2Q16. Kilowatt hours sold increased substantially on the increase in electricity meters served and an increase in consumption per meter. These factors more than offset a decrease in average revenue per kilowatt hour sold.

Natural gas sales increased to $6.8 million in 2Q17 from $5.8 million in 2Q16 as the underlying commodity cost increased, resulting in higher market rates and an increase in revenue per therm sold. This increase more than offset a decrease in therms sold reflecting both a decline in gas meters served and average consumption per meter.

GRE’s gross margin percentage decreased to 25.6% in 2Q17 (including the revenue reduction for estimated payments to customers) from 40.7% in 2Q16. The gross margin on electricity sales declined to 24.5% in 2Q17 from 38.0% in 2Q16. The average revenue per kilowatt hour sold declined even as the underlying commodity cost increased – continuing a recent trend of intensified competition in key markets and an increase in the proportion of customers on plans with fixed rate characteristics.

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The gross margin on natural gas sales decreased to 31.9% from 55.9% in 2Q16 reflecting a rapid escalation in the underlying commodity cost, which more than doubled compared to the year ago quarter.

GRE’s gross profit in 2Q17 was $13.4 million compared to $18.1 million in 2Q16 reflecting the narrowing of margins on sales of both electricity and natural gas and the decline in therms sold and the revenue reduction of $3.6 million for estimated payments related to the expected legal settlement partially offset by the increase in kWh sold.

GRE’s SG&A expense increased to $21.5 million in 2Q17 from $12.9 million in 2Q16. The increase was primarily the result of $5.4 million in legal expense recorded in 2Q17 after reaching a preliminary settlement agreement to resolve class action lawsuits stemming from the polar vortex of the winter of 2013-2014. SG&A expense also increased due to higher meter acquisition expenses compared to 2Q16.

The payments to customers and legal counsel pursuant to the preliminary agreement to settle the class action lawsuits are expected to be disbursed in tranches during the first half of 2018. The actual amount to be paid out will depend on several factors, including the number of customers who claim settlement payments.

GRE’s loss from operations was $8.2 million in 2Q17 compared to income from operations of $5.2 million in the year ago quarter reflecting the $9.0 million legal accrual and the increased levels of customer acquisition activity, as well as the decrease in gross profit.

Adjusted EBITDA was negative $7.6 million in 2Q17 compared to Adjusted EBITDA of $5.3 million in 2Q16.

Genie Retail Energy – New York Regulatory Update

In December 2016, the New York State Public Service Commission (NY PSC) issued an order prohibiting retail energy providers (REPs) in New York State from serving customers enrolled in utility low-income assistance programs (low-income customers).

Certain REPs and industry groups challenged this order in the New York Supreme Court, Albany County, on a variety of legal grounds. In late June, the Court rejected the challenges and upheld the order while affirming the NY PSC’s power to regulate the REP industry. In late July, a coalition of REPs filed a Notice of Appeal, seeking to overturn the Court’s decision. In the interim, the order took effect on July 26th. Pending the outcome of the appeal, low-income customers in New York are forbidden to select a REP for either their electricity or gas supply. Additionally, unless a stay of the order is obtained, REPs will be required to return service of their current low-income customers to the relevant local incumbent utility beginning in August.

The NY PSC has also undertaken additional initiatives which might further restrict the operations of REPs in New York State.

Afek

In April 2017, Afek spudded its sixth exploratory well, Ness 10, which is the first well located in the portion of Afek’s license area that is north of the Sheikh-Ali Fault. Reprocessed seismic and other data indicate that the source rock containing immature organics which Afek identified in all five exploratory wells drilled in the southern portion of the license area also extends north of the fault, but at significantly greater depths. The drilling at Ness 10 seeks to confirm the presence of organics at the northern site and to determine whether the geological conditions necessary to convert early-stage maturated organics to light crude are present.

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In late May, drilling operations at Ness 10 were suspended following an accident at the drill site involving injuries to two workers. Both workers are expected to make complete recoveries. Following investigations, equipment repairs and testing of the equipment on the site, the Ministry of Energy has authorized Afek to resume operations and drilling, and Afek expects to resume drilling within the next few days. Afek has revised its schedule of operations accordingly and plans to complete drilling of Ness 10 as early as the third quarter.

G&A expense at Afek was $364 thousand in 2Q17, virtually unchanged from $363 thousand in 2Q16. Exploration expense was $952 thousand compared to $1.4 million in the comparable period.

Afek’s loss from operations and negative Adjusted EBITDA improved to $1.3 million and $1.2 million, respectively, in 2Q17 from $1.8 million in 2Q16 reflecting measures taken to reduce expenses during the drilling hiatus.

During 2Q17, Afek’s capitalized exploration costs were $2.2 million compared to $4.7 million in 2Q16.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of inactive oil shale projects. The GOGAS segment’s loss from operations in 2Q17 was $94 thousand compared to income from operations of $838 thousand in 2Q16. In 2Q16, GOGAS recognized a gain of $1.3 million from the acquisition of the joint venture interests in AMSO, LLC that it did not own and the resulting consolidation of AMSO, LLC.

Corporate

Genie Energy’s consolidated results include corporate overhead. In 2Q17, corporate G&A expense was $2.8 million including $1.0 million in non-cash compensation compared to G&A expense of $2.3 million including $1.0 million in non-cash compensation in 2Q16. The G&A expense increase was primarily driven by a severance accrual.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, August 3, 2017, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-844-512-2921 (US toll free) or 1-412-317-6671 (international) through August 10, 2017. The replay identification number is: 10109946. An audio file recording of the call - in MP3 format - will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

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ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of two operating divisions, Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy providers and brokerage and marketing services. GRE’s retail energy providers market electricity and natural gas to residential and small business customers in deregulated markets in the United States. GOGAS is a global oil and gas exploration company operating an exploratory program in Northern Israel. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$33,430	$35,192
Restricted cash—short-term	277	10,813
Trade accounts receivable, net of allowance for doubtful accounts of $456 and $171 at June 30, 2017 and December 31, 2016, respectively	37,507	36,858
Inventory	4,719	5,989
Prepaid expenses	6,443	4,026
Other current assets	5,812	4,932
Total current assets	88,188	97,810
Property and equipment, net	4,132	1,617
Capitalized exploration costs—unproved oil and gas property	3,436	—
Goodwill	8,728	8,728
Other intangibles, net	3,653	4,277
Restricted cash—long-term	1,489	1,047
Deferred income tax assets, net	2,324	1,781
Other assets	9,235	6,553
Total assets	$121,185	$121,813

Liabilities and equity
Current liabilities:
Revolving line of credit	$—	$711
Trade accounts payable	15,175	17,274
Accrued expenses	26,555	16,301
Income taxes payable	685	2,426
Due to IDT Corporation	201	141
Other current liabilities	5,969	4,292
Total current liabilities	48,585	41,145
Revolving line of credit	2,506	—
Other liabilities	1,237	803
Total liabilities	52,328	41,948
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at June 30, 2017 and December 31, 2016	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at June 30, 2017 and December 31, 2016	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,307 and 23,274 shares issued and 23,102 and 23,073 shares outstanding at June 30, 2017 and December 31, 2016, respectively	233	233
Additional paid-in capital	129,249	128,243
Treasury stock, at cost, consisting of 205 shares and 201 shares of Class B common stock at June 30, 2017 and December 31, 2016, respectively	(1,622)	(1,599)
Accumulated other comprehensive income	2,784	1,465
Accumulated deficit	(63,993)	(51,567)
Total Genie Energy Ltd. stockholders’ equity	86,410	96,534
Noncontrolling interests:
Noncontrolling interests	(15,886)	(15,002)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(17,553)	(16,669)
Total equity	68,857	79,865
Total liabilities and equity	$121,185	$121,813

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
		(Revised see Note)		(Revised see Note)
	(in thousands, except per share data)
Revenues:
Electricity	$44,972	$38,312	$97,446	$83,438
Natural gas	6,791	5,781	23,258	19,147
Other	449	468	949	856
Total revenues	52,212	44,561	121,653	103,441
Cost of revenues	38,859	26,446	84,678	61,278
Gross profit	13,353	18,115	36,975	42,163
Operating expenses, (gains) and losses:
Selling, general and administrative (i)	24,742	15,934	43,544	31,943
Research and development	—	83	—	210
Exploration	952	1,426	1,803	3,117
Gain on consolidation of AMSO, LLC	—	(1,262)	—	(1,262)
Equity in the net loss of AMSO, LLC	—	—	—	222
(Loss) income from operations	(12,341)	1,934	(8,372)	7,933
Interest income	70	104	156	186
Other expense, net	(274)	(27)	(561)	(162)
(Loss) income before income taxes	(12,545)	2,011	(8,777)	7,957
Benefit from (provision for) income taxes	700	(594)	(33)	(1,690)
Net (loss) income	(11,845)	1,417	(8,810)	6,267
Net loss attributable to noncontrolling interests	381	1,344	824	2,163
Net (loss) income attributable to Genie Energy Ltd.	(11,464)	2,761	(7,986)	8,430
Dividends on preferred stock	(370)	(370)	(740)	(740)
Net (loss) income attributable to Genie Energy Ltd. common stockholders.	(11,834)	$2,391	(8,726)	$7,690

(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	(0.50)	$0.10	(0.37)	$0.34
Diluted	(0.50)	$0.10	(0.37)	$0.33
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	23,467	22,795	23,458	22,793
Diluted	23,467	23,603	23,458	23,644

Dividends declared per common share	$0.075	$0.06	$0.15	$0.12
(i) Stock-based compensation included in selling, general and administrative expenses	$1,141	$1,127	$2,379	$2,337

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2017	2016
		(Revised see Note)
	(in thousands)
Operating activities
Net (loss) income	$(8,810)	$6,267
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	1,041	196
Provision for doubtful accounts receivable	186	—
Deferred income taxes	(543)	—
Stock-based compensation	1,969	2,337
Loss on disposal of property	—	25
Gain on consolidation of AMSO, LLC	—	(1,262)
Equity in the net loss of AMSO, LLC	—	222
Change in assets and liabilities:
Restricted cash	205	540
Trade accounts receivable	(834)	(2,622)
Inventory	1,271	4,135
Prepaid expenses	(2,401)	3,730
Other current assets and other assets	(3,796)	507
Trade accounts payable, accrued expenses and other current liabilities	10,124	(1,448)
Due to IDT Corporation	60	(327)
Income taxes payable	(1,740)	991
Net cash (used in) provided by operating activities	(3,268)	13,291
Investing activities
Capital expenditures	(2,876)	(135)
Investments in capitalized exploration costs—unproved oil and gas property	(3,311)	(12,758)
Deposit for investment	(94)	—
Repayment of notes receivable	446	—
Proceeds from disposal of property	—	27
Cash acquired from consolidation of AMSO, LLC	—	702
Capital contribution to AMSO, LLC received from Total	—	3,000
Capital contributions to AMSO, LLC	—	(63)
Net cash used in investing activities	(5,835)	(9,227)
Financing activities
Dividends paid	(4,440)	(3,697)
Purchase of equity of subsidiary	(278)	—
Proceeds from revolving line of credit	14,450	—
Repayment of revolving line of credit	(12,655)	—
Decrease in restricted cash	10,000	—
Exercise of stock options	109	—
Repurchases of Class B common stock from employees	(23)	(29)
Payment for acquisitions	—	(183)
Net cash provided by (used in) financing activities	7,163	(3,909)
Effect of exchange rate changes on cash and cash equivalents	178	(69)
Net (decrease) increase in cash and cash equivalents	(1,762)	86
Cash and cash equivalents at beginning of period	35,192	38,786
Cash and cash equivalents at end of period	$33,430	$38,872

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Reconciliation of Non-GAAP Financial Measures for the Second Quarter 2017 and 2016

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the second quarter of 2017, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation, amortization, and stock-based compensation, and deduct the gain on consolidation of AMSO, LLC.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses and gains that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

The gain on consolidation of AMSO, LLC, which is a component of income from operations, is excluded from the calculation of Adjusted EBITDA. Genie Energy’s equity in the net loss of AMSO, LLC was included in Adjusted EBITDA because it was the result of ongoing operations of AMSO, LLC. The gain on consolidation of AMSO, LLC was a non-routine result of Total’s withdrawal from AMSO, LLC. The gain is not part of Genie Energy’s or the relevant segment’s core operating results.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2017 (2Q17)
Adjusted EBITDA	$(10,628)	$(7,631)	$(89)	$(1,170)	$(1,738)
Subtract:
Stock-based compensation	1,141	114	-	-	1,027
Depreciation and amortization	572	422	5	145	-
Loss from operations	(12,341)	$(8,167)	$(94)	$(1,315)	$(2,765)
Interest income	70
Other expense, net	(274)
Benefit from income taxes	700
Net loss	(11,845)
Net loss attributable to noncontrolling interests	381
Net loss attributable to Genie Energy Ltd.	$(11,464)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2017 (1Q17)
Adjusted EBITDA	$5,677	$8,296	$(86)	$(1,253)	$(1,280)
Subtract:
Stock-based compensation	1,238	118	6	-	1,114
Depreciation and amortization	471	432	6	33	-
Income (loss) from operations	3,968	$7,746	$(98)	$(1,286)	$(2,394)
Interest income	86
Other expense, net	(287)
Provision for income taxes	(733)
Net income	3,034
Net loss attributable to noncontrolling interests	443
Net income attributable to Genie Energy Ltd.	$3,477

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended June 30, 2016 (2Q16)
Adjusted EBITDA	$1,898	$5,305	$(400)	$(1,756)	$(1,251)
Subtract (Add):
Stock-based compensation	1,127	78	16	-	1,033
Depreciation	99	59	8	32	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
Income (loss) from operations	1,934	$5,168	$838	$(1,788)	$(2,284)
Interest income	104
Other expense, net	(27)
Provision for income taxes	(594)
Net income	1,417
Net loss attributable to noncontrolling interests	1,344
Net income attributable to Genie Energy Ltd.	$2,761

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Genie Energy Ltd. Reconciliation of Adjusted EBITDA to Net (Loss) Income (unaudited) $ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2017
Adjusted EBITDA	$(4,952)	$665	$(175)	$(2,423)	$(3,019)
Subtract:
Stock-based compensation	2,379	232	6	-	2,141
Depreciation and amortization	1,041	853	10	178	-
Loss from operations	(8,372)	$(420)	$(191)	$(2,601)	$(5,160)
Interest income	156
Other expense, net	(561)
Provision for income taxes	(33)
Net loss	(8,810)
Net loss attributable to noncontrolling interests	824
Net loss attributable to Genie Energy Ltd.	$(7,986)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Six Months Ended June 30, 2016
Adjusted EBITDA	$9,204	$16,180	$(853)	$(3,552)	$(2,571)
Subtract (Add):
Stock-based compensation	2,337	196	25	-	2,116
Depreciation	196	118	15	63	-
Gain on consolidation of AMSO, LLC	(1,262)	-	(1,262)	-	-
Income (loss) from operations	7,933	$15,866	$369	$(3,615)	$(4,687)
Interest income	186
Other expense, net	(162)
Provision for income taxes	(1,690)
Net income	6,267
Net loss attributable to noncontrolling interests	2,163
Net income attributable to Genie Energy Ltd.	$8,430

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